Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of December 31, 2012

among

CRAIG BAYER,

MARYANN ERICKSON,

BRIAN CANNON,

THERESE SEIFERT,

ALEX GOODBODY,

GREG HOINO,

RICHARD WHITFORD

AND

WILLIAM JAMES

(SELLERS)

and

CECO GROUP, INC. (BUYER)

and

CECO ENVIRONMENTAL CORP. (PARENT)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of December 31, 2012, is entered into among CRAIG BAYER, MARYANN ERICKSON, BRIAN CANNON, THERESE SEIFERT, ALEX GOODBODY, GREG HOINO, RICHARD WHITFORD and WILLIAM JAMES (each a “Seller” and collectively, “Sellers”), CECO GROUP, INC. (“Buyer”), and CECO ENVIRONMENTAL CORP. (“Parent”).

WHEREAS, Sellers collectively own 100% of the issued and outstanding shares of capital stock (the “Shares”) of Adwest Technologies, Inc., a California corporation (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, 100% of the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable Amount” means $350,000.

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Upon Procedures” means the procedures referenced in Schedule A annexed to this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Accountants” means BDO USA, LLP.

“Cash Payment” has the meaning set forth in Section 2.02(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Damages” means any and all losses, liabilities, damages, fines, penalties, suits, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a Third Party Claim), and any and all amounts paid in settlement of any of the aforementioned

“Days” means calendar days, unless the final day in the indicated period shall be a Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by Law to be closed for business, in which case the final day of the period shall be the first day thereafter that shall not be a Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by Law to be closed for business.

“December 31 Actual Balance Sheet” means that certain balance sheet dated December 31, 2012 prepared in accordance with Section 2.04(b) hereof.

“December 31 Estimated Balance Sheet” means that certain balance sheet dated December 31, 2012 prepared in accordance with Section 2.04(a) hereof.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.09(c).

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Payment” has the meaning set forth in Section 2.08.

“EBITDA” means the earnings before interest, taxes, depreciation, and amortization.

“Effective Date” means 5:01 PM EST on December 31, 2012.

“Employees” means those Persons employed by the Company immediately prior to the Closing, including those who are absent from employment as of the Closing Date due to illness, injury, military service or mobilization, or other authorized absence, but excluding those who are disabled within the meaning of the long-term disability plan of the Company.

“Employee Letter” means each Employee Letter in the form annexed as Exhibits 2.03(B)(iii)(A)-(F) hereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory, or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence, release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species,, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 at seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow” means the escrow account established by the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form annexed as Exhibit 2.03(a)(ii) hereto.

“Excluded Liabilities” means any Loss (i) relating, to any Liability of the Company arising before the Closing that is not reflected or reserved against on the December 31 Actual Balance Sheet including without limitation (a) any claim for Taxes alleged to be owing by the Company that were incurred or arose on or prior to the Effective Date including without limitation any Taxes of any Person imposed upon the Company arising under principles of transferee or successor liability or by contract relating to an event or transaction occurring on or before the Effective Date, and (b) any liability or obligation of the Company to any Seller or any Affiliate of any Seller arising on or prior to the Effective Date; (ii) any claim against the Company for personal injury or death howsoever arising, whether as a result from or to be in connection with the manufacture, use, sale or distribution on or prior to the Effective Date by the Company of any asbestos containing products, or other products containing Hazardous Materials or products causing silicosis or other diseases, or otherwise, including without limitation, product liability, tort or breach of contract; (iii) any claim against the Company or any Seller arising under any Environmental Law in existence on or as of the Effective Date, to the extent arising out of the alleged (a) violation, on or prior to the Effective Date, of any Environmental Law by the Company, (b) the presence, on or prior to the Effective Date, of any Hazardous Material, at, on or under any real property that was owned or leased or operated by the Company, (c) the disposal, discharge or release, on or prior to the Effective Date, of any Hazardous Material by the Company, and (d) claims made by any third party including any governmental agency with respect to any of the foregoing; (iv) any claim that the Company or any customer of the Company as respects a product sold by the Company, on or prior to the Effective Date, has infringed any intellectual property right of any Person; and (v) any claim against any Person entitled or claiming to be entitled to indemnification by the Company pursuant to the Company’s articles or certificate of incorporation or bylaws in effect at any time prior to the Effective Date or pursuant to statute, relating to the time period on or prior to the Effective Date.

“Financial Statements” has the meaning set forth in Section 3.07.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction,

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountants” has the meaning set forth in Section 2.09(c).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” has the meaning set forth in Section 3.13(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.13(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.07.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.07.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller, any person who has been a director or officer of the Company since January 1, 2011, or Richard Whitford or William James, assuming due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means the Lease Agreement in the form annexed as Exhibit 2.03(b)(v) hereto.

“Liabilities” has the meaning set forth in Section 3.08.

“Licensed Intellectual Property” has the meaning set forth in Section 3.13(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that Losses shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company. An effect of $10,000 or more, individually or in the aggregate, shall be deemed to be a Material Adverse Effect and shall be deemed “Material.”

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(b).

“MPPAA Plan” has the meaning set forth in Section 3.21(1).

“Net Equity” means the book value of all of the Company's assets minus the book value of all of the Company's liabilities as of the Effective Date using the Agreed Upon Procedures as set forth on Schedule A hereto, and as provided for in Section 2.04 hereof. Without limiting the foregoing, “Net Equity” shall include all ordinary and customary Company expense accruals through to the Effective Date, including but not limited to taxes, bonuses, compensation and payments customarily made to employees.

“Net Equity Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Net Equity Adjustment Amount” is the difference between dollar amount of the Company’s Net Equity as shown on the December 31 Estimated Balance Sheet and $500,000.

“Non-Disclosure, Assignment of Intellectual Property, Non-Solicitation and Non-Compete Agreement” means the Non-Disclosure, Assignment of Intellectual Property, Non-Solicitation and Non-Compete Agreement in the form annexed as Exhibit 2.03(b)(iv)(A)-(B) hereto.

“Parent Stock” has the meaning set forth in Section 2.02(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Effective Date Taxes” means Taxes of the Company for any Post-Effective Date Tax Period.

“Pre-Effective Date Tax Period” means (i) any taxable period ending on or before the Effective Date; and (ii) with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period ending on and including the Effective Date.

“Pre-Effective Date Taxes” means Taxes of the Company for any Pre-Effective Date Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 3.02(b).

“Resolution Period” has the meaning set forth in Section 2.09(b).

“Restricted Stock Agreement” has the meaning set forth in Section 2.02(b).

“Review Period” has the meaning set forth in Section 2.09(a).

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Sellers’ Accountants” means Mark J. Freeman, CPA.

“Sellers’ Representative” has the meaning set forth in Section 8.01.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.09(b).

“Straddle Period” has the meaning set forth in Section 6.03.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Restricted Stock Agreement, the Employment Letters, the Non-Disclosure, Assignment of Intellectual Property, Non-Solicitation and Non-Compete Agreements, the releases, the Lease, the Escrow Agreement and the other documents delivered at the Closing by the parties.

“Undisputed Amounts” has the meaning set forth in Section 2.09(c).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale; Effective Date. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares (and not less than 100% of the Shares). The Closing shall be deemed effective as of the Effective Date.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $4,500,000, subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), payable as follows:

(a) at the Closing, Buyer or Parent shall pay to Sellers, in cash in immediately available funds, $4,000,000, plus or minus an amount (which shall be deposited into escrow subject to the Escrow Agreement) equal to the Net Equity Adjustment Amount (such net amount, the “Cash Payment”) by wire transfer to one or more accounts in accordance with the wire instructions provided to the Buyer by the Sellers’ Representative and allocated in accordance with the Sellers’ respective ownership of the Shares as set forth on Schedule B hereto.

(b) within 5 Days of Closing, Sellers shall receive $500,000 in restricted shares of Parent common stock (which shall be deposited into escrow subject to the Escrow Agreement), allocated in accordance with the Sellers’ respective ownership at Closing, with the number of shares of Parent Stock determined based on the 30 trading day average closing price of Parent Stock as reported on NASDAQ immediately preceding Closing, and subject to the Restricted Stock Agreement in the form of Exhibit 2.02(b) hereto (the “Restricted Stock Agreement”); and

(c) Post-Closing, if earned in accordance with Section 2.08, Buyer shall pay the Earn-Out Payments to Sellers in accordance with the Sellers’ respective ownership at Closing.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer or Parent shall deliver to Sellers:

(i) the Cash Payment;

(ii) the Net Equity Adjustment Amount, to be deposited into the Escrow established by the Escrow Agreement that is the form of Exhibit 2.03(a)(ii) hereto (and Buyer shall execute and deliver the Escrow Agreement);

(iii) the Parent Stock, to be deposited within 5 Days of Closing into the Escrow established by the Escrow Agreement that is the form of Exhibit 2.03(a)(ii) hereto; and

(iv) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer pursuant to this Agreement together with such other documents as Sellers may request.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) the December 31 Estimated Balance Sheet;

(ii) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(iii) the Employment Letters inclusive of the exhibits thereto duly executed by Messrs. Bayer, Cannon, Hoino, Whitford, James, and Peter Krenitsky in the form of Exhibits 2.03(b)(iii)(A)-(F) hereto, respectively;

(iv) the Non-Disclosure, Assignment of Intellectual Property, Non-Solicitation and Non-Compete Agreements duly executed by Ms. Erickson and Ms. Seifert in the form of Exhibits 2.03(b)(iv)(A)-(B) hereto, respectively;

(v) the Lease, duly executed by a duly authorized representative(s) in the form of Exhibit 2.03(b)(v) hereto;

(vi) releases executed by each Seller in favor of the Company in form of Exhibit 2.03(b)(vi) hereto;

(vii) the Accounts Receivable Amount, to be deposited into the Escrow established by the Escrow Agreement that is the form of Exhibit 2.03(a)(ii) hereto (and Sellers’ Representative shall execute and deliver the Escrow Agreement);

(viii) the termination of the License Agreement dated May 1, 2006 between the Company and Clean Teq Pty. Ltd. upon terms and conditions satisfactory to Buyer in its sole discretion;

(ix) the resignations of the directors and officers of the Company pursuant to Section 5.01 and evidence of the termination of any signature rights of any director, officer or Employee of the Company as to any bank account of the Company;

(x) a good standing certificate for the Company from the secretary of state of the State of California and any other jurisdiction in which the Company is registered to do business, each date not earlier than ten (10) Days prior to the date of the Closing;

(xi) the Transaction Documents and all other agreements, documents, instruments, or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement and such other documents as Buyer may request;

(xii) evidence satisfactory to Buyer that all loans between the Company and any Seller has been paid in full; and

(xiii) all tangible and intangible assets of the Company that are in the possession of Sellers or any their respective Affiliates, including without limitation vehicles, personal property, cell phones and cell phone numbers, lap tops and all data on lap tops relating to the Company, files, documents, papers, agreements, books of account, customer lists, original cost invoices, engineering drawings, permits, and records, whether in paper or electronic format.

Section 2.04 Purchase Price Adjustment.

(a) Net Equity; Closing Date Adjustment Based Upon December 31 Estimated Balance Sheet. At the Closing, the Sellers shall deliver a balance sheet of the Company as of the Effective Date containing a calculation of the Net Equity of the Company as of the Effective Date. The December 31 Estimated Balance Sheet shall be prepared by Sellers’ Accountants using the Agreed Upon Procedures. The Purchase Price is based upon a Net Equity as of the Effective Date of Five Hundred Thousand Dollars ($500,000.00). To the extent to which the Net Equity of the Company as shown on the December 31 Estimated Balance Sheet is more or less than $500,000, then the amount (which shall be deposited into escrow subject to the Escrow Agreement) of the Cash Payment paid at the Closing shall increase or decrease, as the case may be, on a dollar-for-dollar basis, subject to further adjustment upon the determination of the Net Equity as set forth on the December 31 Actual Balance Sheet, as provided for in Section 2.04(b).

(b) Net Equity Adjustment Based Upon December 31 Actual Balance Sheet.

(i) Within sixty (60) Days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a balance sheet of the Company as of December 31, 2012 containing a calculation of the Net Equity of Company as of December 31, 2012. The December 31 Actual Balance Sheet shall be prepared by Buyer’s Accountants using the Agreed Upon Procedures.

(ii) If the Effective Date Net Equity, as set forth on the December 31 Actual Balance Sheet, is greater than Five Hundred Thousand Dollars ($500,000.00), then the Purchase Price shall be adjusted upward on a dollar-for-dollar basis with the difference from the Net Equity Adjustment Amount paid in cash by Buyer to the Sellers (and allocated amongst them in accordance with the Sellers’ respective ownership of the Shares as set forth on Schedule B); and if the Effective Date Net Equity, as set forth on the December 31 Actual Balance Sheet, is less than Five Hundred Thousand Dollars ($500,000.00), then the Purchase Price shall be adjusted downward on a dollar-for-dollar basis with the difference from the Net Equity Adjustment Amount to be paid in cash by Sellers (and allocated amongst them in accordance with the Sellers’ respective ownership of the Shares as set forth on Schedule B) (in each case, the “Net Equity Adjustment”). The Net Equity Adjustment Amount deposited in escrow pursuant to the Escrow Agreement shall be applied to the Net Equity Adjustment.

(iii) For illustration purposes only, if the Net Equity Adjustment Amount at Closing was $50,000.00 and the Effective Date Net Equity is $550,000.00, then Buyer will pay Sellers $50,000.00 from the Net Equity escrow. If the Net Equity Adjustment Amount at Closing was $50,000 and the Effective Date Net Equity is $600,000, then Buyer will pay Sellers $50,000 from the Net Equity escrow and $50,000 in cash. If the Net Equity Adjustment Amount at Closing was $50,000 and the Effective Date Net Equity is $400,000.00, then Sellers will pay Buyer $50,000 from the Net Equity escrow and $50,000.00 in cash.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”), at 8 a.m. Pacific Time on December 31, 2012 at the offices of Buyer’s counsel or by such other means (e.g., facsimile or .pdf and overnight delivery of the original execution documents) or at such other place and time as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Intentionally Deleted.

Section 2.07 Intentionally Deleted.

Section 2.08 Earn-Out.

(a) Sellers may be entitled to earn-out payments (each an “Earn-out Payment” and collectively, the “Earn-Out Payments”) from Buyer as set forth on Schedule C.

(b) EBITDA shall be calculated based upon principles, policies and practices that are in accordance with GAAP; provided, however, that any Parent corporate expense shall not be allocation to the Company. On or before March 30, 2014 (for 2013 EBITDA), March 30, 2015 (for 2014 EBITDA), and March 30, 2016 (for 2015 EBITDA), Buyer shall deliver to Sellers’ Representative a statement setting forth the applicable year’s EBITDA, which calculation shall be conducted in accordance with the previous sentence, and Buyer shall pay to Sellers the applicable Earn-out Payment actually earned by wire transfer by Buyer to the account specified by Sellers’ Representative (which shall be distributed by Sellers’ Representative and allocated amongst Sellers in accordance with each Seller’s respective ownership of the Shares as set forth on Schedule B) in the Closing Statement.

(c) Buyer acknowledges and agrees that, from the Closing Date through the 2015 fiscal year, it shall endeavor in good faith to maintain the same general cost structure for the Company as reflected in the Company’s historical Financial Statements delivered pursuant to Section 3.07; provided, however, that Buyer and its Affiliates shall be permitted to make changes to the Company’s cost structure or operation of its business following the Closing without consent of any Seller to the extent Buyer in good faith believes that that such changes are in the best interests of Buyer and the Company.

(d) For purposes of calculating EBITDA for the Company under Section 2.08, any administrative services and similar “corporate” services provided by Buyer and its Affiliates to the Company shall be priced at the average cost to Sellers of the same services during the three fiscal years immediately preceding the Closing (increased annually by the percentage increase computed by the All Items Consumer Price Index (CPI-U) or at such other amount as is mutually agreed by Buyer and Sellers.

(e) Sellers acknowledge and agree that although Earn-out Payments may become payable by Buyer to Sellers under this Section 2.08, neither Buyer nor any of its Affiliates make any guarantees or representations or warranties to Sellers that the Company will achieve its EBITDA targets or that any Earn-out Payments will in fact be owed.

Section 2.09 Examination and Review of December 31 Actual Balance Sheet or Earn-Out Payments.

(a) Examination. After receipt of the December 31 Actual Balance Sheet or each Earn-Out Statement, Sellers shall have thirty (30) Days (the “Review Period”) to review the December 31 Actual Balance Sheet or each Earn-Out Statement. During the Review Period, Sellers’ Representative and Sellers’ Accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to December 31 Actual Balance Sheet or each Earn-Out Statement and to such historical financial information (to the extent in Buyer’s possession) relating to December 31 Actual Balance Sheet or each Earn-Out Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the December 31 Actual Balance Sheet and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(b) Objection. On or prior to the 5:00 PM EST on the last day of the Review Period, Sellers’ Representative may object to the December 31 Actual Balance Sheet or each Earn-Out Statement on behalf of Sellers by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the December 31 Actual Balance Sheet, the Net Equity Adjustment (if any) or the Earn-Out Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) Days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Net Equity Adjustment and the December 31 Actual Balance Sheet or the Earn-Out Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(c) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Net Equity Adjustment or the Earn-Out Statement, and December 31 Actual Balance Sheet, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in December 31 Actual Balance Sheet, the Earn-Out Statement and the Statement of Objections, respectively.

(d) Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.

(e) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) Days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the December 31 Actual Balance Sheet, the Net Equity Adjustment, and/or the Earn-Out Statement shall be conclusive and binding upon the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01 Authority of Sellers. Each Seller has full capacity to execute and deliver this Agreement and perform his or her obligations hereunder and if married, such Seller’s spouse has duly and knowingly consented to the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and each of the Transaction Documents to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and, if applicable, have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Transaction Documents to which the Seller will be a party will have been, duly executed and delivered by each Seller. This Agreement constitutes, and upon their execution each of the Transaction Documents to which each Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Required Consents.

(a) The execution, delivery and performance by each Seller of this Agreement and each of the Transaction Documents to which Sellers will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller or the Company is bound or affected; or

(ii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, constitute an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require any consent of any Person pursuant to any Material Contract or agreement to which the Seller or the Company is a party; except that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b) Neither Sellers nor the Company need to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government, governmental agency or third party in order for the parties to consummate the transactions contemplated by this Agreement (the “Required Consents”), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

Section 3.03 Shares. The Seller is the record and beneficial Owner of the Shares, free and clear of any Encumbrance, listed on Schedule B opposite his or her name under the heading “Number of Shares.” The Seller has the full unrestricted and unconditioned right, authority and power to sell, assign and transfer the Shares to Buyer. There are no restrictions on or agreements with respect to the voting rights of such Seller that would impair Buyer’s rights under this Agreement. Upon delivery to Buyer of certificates for the Shares at the Closing, Buyer’s payment of the Purchase Price and registration of the Shares in the name of Buyer in the stock records of the Company, Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance.

Section 3.04 Organization, Authority and Qualification of the Company; Noncontravention.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.04(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

(b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles of incorporation or bylaws of the Company; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 3.05 Capitalization.

(a) The authorized and outstanding capital stock of the Company is as set forth in Section 3.05 of the Disclosure Schedules. All of the Company's issued and outstanding capital stock is validly issued, fully paid and nonassessable, and were not issued in violation of any equity investment, subscription or similar contract to which the Company is a party. The Shares constitute all of the issued and outstanding capital stock of the Company and are free and clear of all Encumbrances. Upon transfer of the Shares to Buyer, Buyer will receive valid title to the Shares, free and clear of all Encumbrances. Except for the rights granted under this Agreement, there are no outstanding obligations (contingent or otherwise), options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.06 No Subsidiaries. The Company does not own, or have any interest in, any capital stock, equity or shares or have an ownership interest in any other Person.

Section 3.07 Financial Statements. Complete copies of (a) the Company's financial statements consisting of the balance sheet of the Company as of December 31st in each of the years 2008, 2009, 2010 and 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year End Financial Statements”), (b) financial statements consisting of the balance sheet of the Company as of September 30, 2012 and the related income statement for the nine (9) month period then ended (the “Interim Financial Statements”), and (c) the December 31 Estimated Balance Sheet (the December 31 Estimated Balance Sheet, the Interim Financial Statements and the Year End Financial Statements, collectively the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, are true and correct, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The December 31 Estimated Balance Sheet has been prepared by using the Agreed Upon Procedures and, without limiting the foregoing, the billings (costs) in excess of recognized profits (billings)

set forth on the Company’s December 31 Estimated Balance Sheet has been determined by using the Agreed Upon Procedures. Schedule 3.07 attached hereto completely and accurately sets forth a summary of the Company’s firm orders as of December 31, 2012 and the revenues that will be recognized by the Company from the completion of those orders minus the amounts that have been included in the Company’s revenues as of December 31, 2012 as billings (costs) in excess of recognized profits (billings) and there are no conditions to the completion of those orders except as are set forth in the purchase orders and other documents that are attached to and form a part of Schedule 3.07.

Section 3.08 Undisclosed Liabilities. There are no known debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of the Company of a nature required by GAAP to be reflected or reserved against on a balance sheet (“Liabilities”), except (a) those which are reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.09 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.09 of the Disclosure Schedule, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the articles of incorporation, bylaws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company;

(g) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its Employees, or change in the terms of employment for any Employee;

(r) entry into or termination of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(s) any loan to, or entry into any other transaction with, any of its directors, officers and Employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w) adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its directors, officers and Employees (or any such action taken with respect to any other Benefit Plan);

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Effective Date Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.11 of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.13(d) and Section 3.13(f) of the Disclosure Schedules, being “Material Contracts”);

(i) all contracts with customers which arc not yet completed and which call for future performance by the Company (excluding contracts with customers where the only future performance that is called for is pursuant to the warranty provisions thereof);

(ii) all contracts with customers where the customer has made a warranty claim that has not as of the Closing Date been resolved to the satisfaction of the customer, as reflected in any email or other written communication from the customer;

(iii) each Contract of the Company involving aggregate consideration in excess of Twenty Five Thousand Dollars ($25,000.00) and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) Days’ notice;

(iv) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v) all Contracts that provide for the assumption of any Tax, Environmental or other Liability of any Person;

(vi) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(viii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(ix) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(x) all Contracts with any Governmental Authority to which the Company is a party;

(xi) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or impose any limitation upon the Company's right to solicit any Person;

(xii) all non-disclosure and confidentiality agreements;

(xiii) any Contracts to which the Company is. a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiv) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xv) all agreements providing for indemnification by the Company of any officer, director, Employee, or agent of the Company, and all other agreements wherein the Company has agreed to indemnify any Person;

(xvi) all collective bargaining agreements or Contracts with any labor organization, union or association to which the Company is a party; and

(xvii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.10.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to any Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.11 Title to Assets; Real Property.

(a) The Company has a valid leasehold interest in all Real Property and good and valid title to all personal property, including but not limited to, Company Intellectual Property, and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b) The Company does not own any Real Property.

(c) Section 3.11(c) of the Disclosure Schedules lists all Real Property that is leased by the Company. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.12 Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of. the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost relative to the present fair market value of such item. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.13 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including Sellers (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, slogans, trade dress and other proprietary indicia of goods and services, together with all translations, derivations, and combinations thereof, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including the trade names “Adwest,” “RETOX” and any derivations thereof, intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, and all goodwill associated with any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential and proprietary information, including without limitation inventions, all improvements thereto, trade secrets, technical data, data bases, customer lists, designs, tools, methods, processes, technology, research, developments, ideas, methods, processes, compositions, know-how, source code and product road maps, whether or not patentable;

(v) documentation, advertising copy, business and marketing plans, marketing materials, customer and supplier lists, pricing and cost information, web-sites, specifications, mask works, drawings, graphics, data bases, recordings or other works of authorship, whether or not protected by copyright;

(vi) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow charts, user manuals and training materials relating thereto and all translations thereof; and

(vii) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, and all other forms of legal rights with respect to the Intellectual Property set forth in clause (i)

through (vi) hereof in any country of the world including patents, patent applications, provisional patents, design patents, PCT filings, invention disclosures, and other rights to inventions or designs, all copyrights (whether registered or unregistered) in both published and unpublished works, all trade marks, service marks, and other proprietary indicia (whether or not registered), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuance and extensions as to or of any of the foregoing, and all licenses, sublicenses, and rights with respect to any of the foregoing.

(b) Section 3.13(b) of the Disclosure Schedules lists all Company intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company's current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations. are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedules, the Company owns, exclusively, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former shareholder and employee of the Company, and with every current and former independent contractor, whereby such employees, shareholders and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(d) Section 3.13(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. Sellers have provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Sellers nor the Company have received any communication, and no Action has been instituted, settled or, to the Knowledge of the Company, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding governmental Order.

(f) Section 3.13(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.14 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive relative to the historical rate of use or consumption thereof.

Section 3.15 Accounts Receivable. The accounts receivable reflected on the Financial Statements including without limitation the December 31 Estimated Balance Sheet (a) have arisen from. bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the respective Financial Statements, are collectible in full not later than forty five (45) Days after billing. The reserve for bad debts shown on the December 31 Estimated Balance Sheet has been determined in accordance with GAAP. The Company has no Knowledge of any bankruptcy or insolvency proceeding that has been commenced by any Person as to whom the Company has an accounts receivable, and the Company has no reason to believe that any of the accounts receivable as set forth on the December 31 Estimated Balance Sheet are not collectible in the normal course of business in accordance with the respective terms of the customer purchase orders.

Section 3.16 Customers and Suppliers.

(a) Section 3.16(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to Twenty-Five Thousand Dollars ($25,000.00) for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.16(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to Twenty-Five Thousand Dollars ($25,000.00) for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and, has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, Employees, officers and directors of the Company (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer and will be delivered to Buyer at the Closing. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (i) are valid and binding in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, or has not otherwise failed to comply with in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. None of the Insurance Policies are maintained in any of Sellers’ or their respective Affiliates’ names (other than the Company),

Section 3.18 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.18 of the Disclosure Schedule:

(a) There are no Actions pending or, to the Knowledge of the Company threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof or any present or former officer or director or Employee of the Company or other person entitled to statutory indemnification by the Company, relating to the Company); (ii) regarding disputes or disagreements among any former or current shareholder of the Company; or (iii) against or by the Company, any Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.19 Compliance With Laws: Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.19(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.19(b) of the Disclosure Schedules.

Section 3.20 Environmental Matters.

(a) The Company is currently and has been at all times in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.20(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and have been maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. Neither the Company nor any Seller has Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Sellers have Knowledge of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials giving rise to potential liability pursuant to or in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

(e) Section 3.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or Sellers.

(f) Section 3.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability. None of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.

(g) Neither Sellers nor the Company have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed in Section 3.20(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Sellers or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither any Seller nor the Company has any Knowledge of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out,

Section 3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees, officers or directors and the beneficiaries and dependents of any such Employee, former employee, officer or director of the Company, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has or may have any liability for premiums or benefits, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.21(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan complies, or in the case of each Benefit Plan that is a multiemployer plan, to the Knowledge of each Seller, complies, with all applicable Laws (including ERISA, and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to an excise tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 430(k) of the Code, Section 303(k) of 4068 of ERISA, or arising out of any Action filed under Section 4301(b) of ERISA.

(d) No Benefit Plan (i) provides for defined benefit pension benefits; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(l) of the Code or fail to be deductible by reason of Sections 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) No provision of any Benefit Plan, collective bargaining agreement or applicable Law could reasonably be expected to result in any limitation the Company, the Buyer or any of its Affiliates from amending or terminating any Benefit Plan or agreement with respect to any Benefit Plan. The Company has no commitment or obligation and has not made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Neither any Seller, the Company or any of their respective Affiliates (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of the Company or become a liability of Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of the Company; or (iv) is engaged in any transaction which would give rise to liability under Sections 4212(c), 4062, 4063, 4064 or 4069 of ERISA which would be a liability of the Company or become a liability of Buyer.

(g) Other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability benefits following retirement or other termination of employment (other than life insurance benefits when termination of employment occurs as a result of death).

(h) There is no pending or, to the Knowledge of the Company, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by any Seller, the Company or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee. None of Sellers, the Company or any of their respective Affiliates has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) From December 31, 2011 to the date hereof, the terms of each Benefit Plan that is subject to Section 409A of the Code comply with such section and each such Benefit Plan has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(k) No Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property; (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(l) With respect to any multiemployer Plan, as described in Section 4003(a)(3) of ERISA (“MPPAA Plan”): (i) all contributions required to be made with respect to Employees of the Company have been timely paid; (ii) the Company has not incurred, and will not incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such MPPAA Plan (whether by reason of the transactions contemplated by this Agreement or otherwise); and (iii) no such MPPAA Plan is, or is it expected to be, insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 304 of ERISA and Section 431 of the Code), whether or not waived, exists or is expected to exist, with respect to any such MPPAA Plan.

Section 3.22 Employment Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a list of all persons who are Employees, consultants, or contractors of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, commissions and bonuses payable to Employees, consultants, or contractors of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.

(b) The Company is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any Employee of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Employees.

(c) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 3.23 Taxes. Except as set forth in Section 3.23 of the Disclosure Schedules:

(a) To each Seller’s Knowledge, the Company has filed all Tax Returns required to be filed under applicable laws and regulations. All such Tax Returns were and are correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on an Tax Return) have been timely paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has ever been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction,

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company's Liability for unpaid Taxes for all periods ending on or before the date of the December 31 Estimated Balance Sheet does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the December 31 Estimated Balance Sheet. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.23(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years. for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods for the five (5) years preceding the Closing Date.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Effective Date Tax Period to any Post-Effective Date Tax Period.

(p) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Company is not, and has not been, a party to or a promoter of, a “reportable. transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s) Section 3.23(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.24 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease except as set forth on Section 3.24 of the Disclosure Schedules.

Section 3.25 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.26 Brokers. Except as set forth in Section 3.26 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the Company, and all obligations of the Company to any such person will be the responsibility of Sellers and paid by Sellers.

Section 3.27 Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the articles of incorporation or bylaws of Buyer;

(ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;

except that arise as a result of any facts or circumstances relating to Sellers or any of their respective Affiliates.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Transaction

Documents to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws; (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Buyer; or (iii) as may be necessary as a result of any facts or circumstances relating to Sellers or any of their respective Affiliates.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01 Resignations. Sellers shall deliver at the Closing, effective as of the Closing Date (i) the resignation of all of the directors and officers of the Company; and (ii) the resignations of all signatories to all of the bank accounts of the Company.

Section 5.02 Consents and Filings. Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to (i) obtain the Required Consents; and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Effective Date Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, or their respective Affiliates, and each Seller, jointly and severally, agrees to indemnify and hold harmless Buyer and the Company against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, at Sellers’ cost, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Effective Date Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least forty-five (45) Days prior to the due date (including extensions) of such Tax Return. If any Seller wishes to object to any item on any such Tax Return, then the Sellers’ Representative shall, within ten (10) Days after delivery of such Tex Return, notify Buyer in writing that Sellers so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) Days after receipt by Buyer of such notice, the disputed items shall be resolved by an independent, nationally recognized accounting firm selected by Buyer and reasonably acceptable to Sellers’ Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) Days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Effective Date Tax Period shall be exclusively within the control of and at the sole cost of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any end all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers nor any of their respective Affiliates shall have any further rights or liabilities thereunder.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Effective Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Effective Date Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Effective Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of Days in the period ending on the Effective Date and the denominator of which is the number of Days in the entire period.

Section 6.04 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for any taxable period beginning before the Effective Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Effective Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 4.01 and Section 4.04 shall survive indefinitely, and the representations and warranties in Section 3.13, Section 3.18, Section 3.20, Section 3.21 and Section 3.23 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) Days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and said claims shall survive until finally resolved.

Section 7.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall, jointly and severally, indemnify and, defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) Any Excluded Liability; or

(b) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date, except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Sellers and. their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04 Certain Limitations. For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company; or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have twenty (20) Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such twenty (20) Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within ten (10) Days of such final, non-appealable adjudication by wire transfer of immediately available funds. If Sellers are the Indemnifying Party subject to an obligation to pay Buyer under this Agreement and payment is not made within the time period set forth above, Buyer shall have the option, in its sole discretion, to deduct the obligation amount from the Parent Stock held pursuant to the Escrow Agreement or any future Earn-out Payment.

Section 7.07 Limitations on Indemnification. No party shall be entitled to indemnification hereunder unless and until the aggregate amount of Damages arising from qualifying claims for indemnification exceeds one hundred thousand dollars ($100,000).

Section 7.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth herein.

Section 7.10 Limitation On Damages. NO PARTY WILL BE LIABLE FOR EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS AND LOST REVENUES, WHICH ARISE DIRECTLY OR INDIRECTLY OUT OF THE PURCHASE OR SALE OF THE SHARES WHETHER SUCH DAMAGES ARE ASSERTED IN AN ACTION BROUGHT IN CONTRACT, IN TORT OR PURSUANT TO SOME OTHER THEORY AND WHETHER THE POSSIBILITY OF SUCH DAMAGES WAS MADE KNOWN OR WAS FORESEEABLE.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Sellers’ Representative.

(a) By executing this Agreement, each of the Sellers irrevocably and unconditionally appoints Craig Bayer as their true and lawful attorney-in-fact, to act as their representative (“Sellers’ Representative”) under this Agreement and, as such, to act as such agent for the Sellers, and for each of them (with full power of substitution), to take such action on behalf of the Sellers with respect to all matters relating to this Agreement and the transactions contemplated hereby, including (i) to deliver the certificates representing the Shares required to be delivered by such Seller pursuant to this Agreement and the stock powers pertaining thereto; (ii) to execute and deliver all Transaction Documents, certificates, and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents; (iii) to receive and execute receipts for all payments made by the Buyer and/or the Company to any Seller under this Agreement; (iv) to amend or waive any provision of this Agreement on behalf of Sellers; (v) to settle all disputes and claims that arise under this Agreement or any Transaction Agreement or any other contract, certificate or instrument delivered in connection with this Agreement; and (vi) to do or refrain from doing any further act or deed on behalf of Sellers that the Sellers’ Representative deems necessary or appropriate in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. All decisions and actions by the Sellers’ Representative, including any agreement between the Sellers’ Representative and the Buyer relating to indemnification obligations of Sellers under Article VII, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative shall incur no liability to Sellers with respect to any action taken or suffered by Sellers in reliance upon any notice, direction, instruction, consent, statement or other documents believed by Sellers’ Representative to be genuinely and duly authorized, nor for any other action or inaction taken in his capacity as Sellers’ Representative, including with respect to the indemnification obligations of Sellers under Article VII, including the defense or settlement of any claims and the making of payments with respect thereto. Sellers’ Representative may, in all questions arising under this Agreement and the transactions contemplated hereby, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by Sellers’ Representative shall not be liable to Sellers.

(b) Buyer shall be entitled to conclusively rely on the instructions, decisions and acts of Sellers’ Representative. Buyer is hereby released and relieved from any liability to any Person for any acts done by it in accordance with any written instructions, decisions or acts of Sellers’ Representative. Buyer is hereby expressly authorized to rely on the genuineness of the signature of Sellers’ Representative on any instrument, certificate or document. Upon receipt of any writing that reasonably appears to have been signed by Sellers’ Representative, Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(c) Sellers’ Representative shall be entitled to conclusively rely, and shall be fully protected from action by Sellers in relying upon, any statements furnished to it by any Seller, or Buyer, or any other evidence deemed by Sellers’ Representative to be reliable, and Sellers’ Representative shall be entitled to act on the advice of counsel selected by him.

(d) By executing this Agreement, Sellers agree to (i) indemnify Sellers’ Representative (in his capacity as such) against and to hold Sellers’ Representative (in his capacity as such) harmless from, any and all Losses which may at any time be imposed upon, incurred by or asserted against Sellers’ Representative in such capacity in any way relating to or arising out of his action or failure to take action pursuant to this Agreement or in connection herewith in such capacity; and (ii) pay Sellers’ Representative for all costs and expenses incurred on behalf of Sellers, promptly upon demand by the Sellers’ Representative and on an as-incurred basis, on a pro rata basis. The agreements in this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Any costs of Sellers or the Company incurred in connection with this Agreement and the transactions contemplated thereby, including, without limitation, legal, accounting and investment banking fees to be paid for by the Company shall be fully reserved for on the December 31 Estimated Balance Sheet and the December 31 Actual Balance Sheet.

Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt-requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to Sellers, to Sellers’ Representative:	Craig Bayer 330 East Palmyra Ave. Orange, CA 92866 E-mail: cbayer57@me.com

With a copy to:	Zinn & Lorand 8141 E. Kaiser Blvd., Suite 130 Anaheim Hills, CA 92808-2255 Attention: Michael Zinn, Esq. Facsimile: (714) 998-3525 E-mail: Michael@zinnlorand.com

If to Buyer:	CECO Environmental Corp. 4625 Red Bank Road, Suite 200 Cincinnati, OH 45227 Attention: Benton Cook Facsimile: (513) 458-2644 E-mail: bcook@cecoenviro.com

With a copy to:	Bridget C. Hoffman, Esq. Taft Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, OH 45202-3957 Facsimile: (513) 381-0205 E-mail: hoffman@taftlaw.com

Section 8.04 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and

“hereunder” refer to this Agreement as a whole. unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign any rights that it may have under this Agreement to any wholly-owned subsidiary including, without limitation, the purchase of the Shares, and may transfer any assets of the Company directly to such subsidiary. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.09 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11 Governing Law; Attorneys’ Fees; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) The prevailing party in any action or proceeding to enforce its rights under this Agreement or any of the Transaction Documents shall be entitled to reasonable attorneys’ fees and costs and disbursements in addition to such other relief that such party shall be entitled to under law or pursuant to this Agreement or the Transaction Documents.

(c) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (EXCEPT WITH RESPECT TO CLAIMS UNDER SECTION 2.04 WHICH SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 2.04(c)(iii)). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(d).

Section 8.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

/s/ Craig Bayer
CRAIG BAYER

/s/ Maryann Erickson
MARYANN ERICKSON

/s/ Brian Cannon
BRIAN CANNON

/s/ Therese Seifert
THERESE SEIFERT

/s/ Alex Goodbody
ALEX GOODBODY

/s/ Greg Hoino
GREG HOINO

/s/ Richard Whitford
RICHARD WHITFORD

/s/ William James
WILLIAM JAMES

BUYER: CECO GROUP, INC.

By:	/s/ Jeffrey Lang
Name:	Jeffrey Lang
Title:	Chief Executive Officer

PARENT: CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Name:	Jeffrey Lang
Title:	Chief Executive Officer